Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
4140 Parklake Ave, Suite 200 Raleigh, NC 27612 T: 919.329.3800 F: 919.329.3799 nelsonmullins.com

October 4, 2022

Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

RE:	Arcimoto, Inc. Equity Line of Credit

Ladies and Gentlemen:

We have acted as counsel to Arcimoto, Inc., an Oregon corporation (the “Company”), in connection with the offer and sale from time to time by the selling stockholder of 39,532,427 shares of common stock, no par value per share, of the Company (“Common Stock”), of which (i) 386,369 shares (the “Initial Commitment Shares”) have been issued to Tumim Stone Capital LLC (“Tumim Stone”), (ii) 386,369 shares (the “Additional Commitment Shares”) have been reserved for issuance to Tumim Stone pursuant to a common stock purchase agreement between the Company and Tumim Stone, dated as of October 4, 2022 (the “Purchase Agreement”), a form of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1 (the “Form 8-K”), and (iii) 38,759,689 shares (the “Purchase Shares” and together with the Initial Commitment Shares and the Additional Commitment Shares, the “Shares”) have been reserved for issuance to Tumim Stone pursuant to the Purchase Agreement, registered under a Registration Statement on Form S-3 (File No. 333-261955) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on January 13, 2022, and a prospectus supplement to the base prospectus contained therein, to be filed by the Company with the SEC pursuant to Rule 424(b) under the Securities Act.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed relevant and necessary to form a basis on which to render the opinions hereinafter expressed. In such examination, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of other parties, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies and (vi) the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than the Company had or will have the requisite power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, public officials and others. We have not independently verified such factual matters.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts

Minnesota | New York | North Carolina | Ohio | South Carolina | Tennessee | Texas | Virginia | West Virginia

Arcimoto, Inc.

October 4, 2022

This opinion letter is based as to matters of law solely on the applicable provisions of the federal laws of the United States and the laws of the States of Oregon and New York that, in our experience, are applicable to the Shares (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of either of the State of Oregon or New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules or regulations may have on the opinions expressed herein).

Based on the foregoing, and subject to the further assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Initial Commitment Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

2.	The Additional Commitment Shares have been duly authorized by the Company, and when issued and delivered by the Company pursuant to the Purchase Agreement in the manner described in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

3.	The Purchase Shares have been duly authorized by the Company, and when issued and delivered by the Company pursuant to the Purchase Agreement in the manner described in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Form 8-K, and incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP